Exhibit 23.2

Consent of Ernst & Young LLP, independent registered public accounting firm for Critical Mission Solutions and Cyber & Intelligence Businesses
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 7, 2024 with respect to the combined financial statements of Critical Mission Solutions and Cyber & Intelligence Businesses of Jacobs Solutions Inc. incorporated by reference in this Registration Statement (Form S-3) and related Prospectus of Amentum Holdings, Inc. for the registration of 90,053,486 shares of its common stock.
/s/ Ernst & Young LLP
Dallas, Texas
October 1, 2025